Applied Signal Technology, Inc.
Exhibit 10.61
Amendment to Line of Credit Agreement, dated February 21, 2008, with Wells Fargo Bank, National Association

February 21, 2008

Applied Signal Technology, Inc.
400 West California Avenue
Sunnyvale, CA 94086-5151

Dear Mr. Yancey:

This letter amendment (this "Amendment") is to confirm the changes agreed upon between WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") and APPLIED SIGNAL TECHNOLOGY, INC. ("Borrower") to the terms and conditions of that certain letter agreement between Bank and Borrower dated as of June 8, 2005, as amended from time to time (the "Agreement"). For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree that the Agreement shall be amended as follows to reflect said changes.

1. The Agreement is hereby amended by deleting "March 1, 2008" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "March 1, 2009," with such change to be effective upon the execution and delivery to Bank of a promissory note dated as of February 21, 2008 (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

2. The first sentence of Paragraph I.1(b) is hereby deleted in its entirety, and the following substituted therefor:

> "As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit")."

3. Except as specifically provided herein, all terms and conditions of the Agreement remain in full force and effect, without waiver or modification. All terms defined in the Agreement shall have the same meaning when used herein. This Amendment and the Agreement shall be read together, as one document.

4. Borrower hereby remakes all representations and warranties contained in the Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of Borrower's acknowledgment set forth below there exists no default or defined event of default under the Agreement or any promissory note or other

contract, instrument or document executed in connection therewith, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute such a default or defined event of default.

Your acknowledgment of this Amendment shall constitute acceptance of the foregoing terms and conditions.

Sincerely,
WELLS FARGO BANK,
NATIONAL ASSOCIATION

By: E. Lawrence Hyde
E. Lawrence Hyde
Vice President

Acknowledged and accepted as of 26 FEB. 2008

APPLIED SIGNAL TECHNOLOGY, INC.

X By: Gary L. Yancey
Gary L. Yancey
Chairman, President/CEO

$3,000,000.00 **Palo Alto, California**
February 21, 2008

FOR VALUE RECEIVED, the undersigned **Applied Signal Technology, Inc.** ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at **Peninsula RCBO, 400 Hamilton Avenue, Palo Alto, CA 94301**, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of **$3,000,000.00**, or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

1. **INTEREST:**

1.1 Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a **360**-day year, actual days elapsed) at a rate per annum **equal to** the Prime Rate in effect from time to time. The term "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate. Each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank.

1.2 Payment of Interest. Interest accrued on this Note shall be payable on the **1st** day of each **month**, commencing **March 1, 2008**.

1.3 Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a **360**-day year, actual days elapsed) equal to 4% above the rate of interest from time to time applicable to this Note.

2. **BORROWING AND REPAYMENT:**

2.1 Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on **March 1, 2009**.

2.2 Advances. Advances hereunder, to the total amount of the principal sum available hereunder, may be made by the holder at the oral or written request of (a) **Gary L. Yancey or James E. Doyle** , any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (b) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

2.3 Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

3. **EVENTS OF DEFAULT:**

The occurrence of any of the following shall constitute an "Event of Default" under this Note:

3.1 The failure to pay any principal, interest, fees or other charges when due hereunder or under any contract, instrument or document executed in connection with this Note.

3.2 The filing of a petition by or against Borrower, any guarantor of this Note, or any general partner or joint venturer in Borrower if a partnership or a joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a "Third Party Obligor") under any provisions of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar or other law relating to bankruptcy, insolvency, reorganization or other relief for debtors; the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of Borrower or any Third Party Obligor; Borrower or any Third Party Obligor becomes insolvent, makes a general assignment for the benefit of creditors or is generally not paying its debts as they become due; or any attachment or like levy on any property of Borrower or any Third Party Obligor.

3.3 The death or incapacity of Borrower or any Third Party Obligor if an individual, or the dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity.

3.4 Any default in the payment or performance of any obligation, or any defined event of default, under any provisions of any contract, instrument or document pursuant to which Borrower or any Third Party Obligor has incurred any obligation for borrowed money, any purchase obligation, or any other liability of any kind to any person or entity, including the holder.

3.5 Any financial statement provided by Borrower or any Third Party Obligor to Bank proves to be incorrect, false or misleading in any material respect.

3.6 Any sale or transfer of all or a substantial or material part of the assets of Borrower or any Third Party Obligor other than in the ordinary course of its business.

3.7 Any violation or breach of any provision of, or any defined event of default under, any addendum to this Note or any loan agreement or other contract, instrument, or document at any time executed in connection with or securing this Note.

4. **MISCELLANEOUS:**

4.1 Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

4.2 Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

4.3 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

Applied Signal Technology, Inc.

By: ______________________________
Gary L. Yancey, Chairman, President/CEO